CONSENT OF TERENCE MCNULTY

I consent to all references to my name and any quotation from, or summarization of, Sections 13, 17, and my contributions to Section 21 of the Preliminary Feasibility Study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" dated January 30, 2023 and effective as of December 31, 2021, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Terence McNulty
Terence McNulty, PE, PhD

Date: April 10, 2024